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Compliance for Individuals

This section should be read by all employees of the Group. It deals with matters which affect them as an employee of a regulated investment business. Individuals should also read the section on "Compliance for Business Areas - General" and the other specific business area sections applicable to their responsibilities.

This section covers:

    - EMPLOYEE DEALING
    - GIFTS AND INDUCEMENTS
    - EXTERNAL APPOINTMENTS
    - TRAINING AND COMPETENCE

EMPLOYEE DEALING

INTRODUCTION

This is an area which has always attracted attention from the regulators and is of importance to all employees. The section comprises:

    - WHY DO WE HAVE EMPLOYEE DEALING RULES
    - WHO DO THE RULES APPLY TO
    - WHEN YOU CAN NOT DEAL - TIMING
    - WHEN YOU CAN NOT DEAL - PARTICULAR TYPES OF TRANSACTION
    - EXEMPT TRANSACTIONS
    - DEALING CLEARANCE
    - DEALING THROUGH THE F&C GROUP DEALING DESK
    - DEALING THROUGH EXTERNAL BROKERS
    - DISCLOSURE OF PERSONAL HOLDINGS
    - ANNUAL CONFIRMATION OF COMPLIANCE
    - COMPLIANCE DEPARTMENT RESPONSIBILITIES
    - ENFORCEMENT

WHY DO WE HAVE EMPLOYEE DEALING RULES?

Dealing in securities is fundamental to the business of the Group and no personal dealing activities will be tolerated which might in any way endanger the business reputation of the Group. Furthermore, the personal dealings of employees must not interfere with the performance of their duties.

The overriding principle in all our dealings for clients is that we place the interests of our clients first. To assist in ensuring that we live up to this principle in relation to staff dealing arrangements, the Foreign & Colonial Group has adopted these employee dealing rules (in U.S. terminology a Code of Ethics). They are designed to ensure that employee dealing is undertaken in such a way that it avoids actual or potential conflicts of interest, that the employee does not abuse their position of trust and responsibility and the employee does not take inappropriate advantage of their positions.

The employee dealing rules can thus be said primarily to provide protection to the firm's clients but also protection for the firm itself and for the individual employees. All employees should remember that the spirit of these rules is as important as the letter of the rules.

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This formal set of rules is a requirement both of our U.K. Regulators IMRO and our U.S. Regulators the SEC.

WHO DO THE RULES APPLY TO?

These rules, except in one particular instance which is highlighted, apply equally to all employees (in U.S. terminology access persons). Employees for these purposes include Directors, full time employees, part-time and temporary employees, consultants and secondees of all regulated Group companies. They also apply to employees of MFS who work from Exchange House.

In relation to certain restrictions on dealing prior to deals for a client the rules only apply to investment personnel. Investment personnel for these purposes include all fund managers, members of the chief investment offices (both global teams and performance measurement teams), MFS employees who work from Exchange House and the Group Dealing Desk.

Employees should take all reasonable steps within their power to ensure that any member of their immediate family does not contravene the requirements of these rules.

If any employee is unsure of whether they are allowed to deal in a particular investment they should consult the Group Compliance Department.

   IF IN DOUBT ASK.

WHEN YOU CAN NOT DEAL - TIMING

Employees are prohibited from dealing at certain specified times as follows:-

   1.  INSIDER DEALING:
       Employees must not engage in dealings which constitute insider dealing and/or may contravene the provisions of the relevant statutory provisions. Further details of these statutory requirements, offences against which are punishable by imprisonment, are set out in APPENDIX 8.

   2.  CLOSED PERIODS:
       Employees can not deal in the Group's listed closed end funds (investment trusts), nor may any employee join or leave a Group
       Savings Scheme (PIP, PEP or PSP) investing in such Funds or make occasional purchases through a scheme during the Fund's "closed periods". The closed periods are prescribed by Stock Exchange rules and are calculated by reference to expected results announcement dates.

       The expected closed periods for the current year are detailed in APPENDIX 7. Stocks currently within their closed periods are listed on the "Restricted List" prepared by the Compliance Department and circulated to Fund Managers, the Dealing Desk and certain others, at the beginning of each week.

   3.  RESTRICTED LIST:
       In addition to the closed period for investment trusts, the Compliance Department maintains a list of stocks "The Restricted List" where dealings are restricted due to particular circumstances surrounding our client holdings. Dealings may be possible but

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       will only be approved by Compliance after specific consultation with the client Fund Manager concerned.

   4.  DEALING AFTER CLIENT DEALS (TRADES IN SAME DIRECTION):
       To ensure that the customer always comes first where a trade has been executed for a client fund no employee may deal in the same direction (i.e. both client and employee buying or both client and employee selling) until the day following completion of all client trades.

   5.  DEALING AFTER CLIENT DEALS (TRADES IN OPPOSITE DIRECTION)
       Where a trade has been executed for a client fund and an employee wishes also to deal but in the opposite direction (i.e. client buys and employee sells or client sells and employee buys) the employee trade must wait 7 calendar days to remove any suggestion that the employee might benefit from any market affect of the client trade.

   6.  DEALING BEFORE CLIENT TRADES (FRONT RUNNING):
       No "investment personnel" is permitted to deal in the 7 calendar days before an order is placed for or under consideration for a client fund. This is to remove any suggestion that such employees might benefit from dealing ahead of the firm's clients.

   7.  BAN ON SHORT-TERM TRADING PROFITS:
       Front running typically involves a quick trading pattern to capitalise on a short lived market impact of a particular client trade or series of trades. As an additional deterrent to such activities all employees are prohibited from profiting from the purchase and sale (or sale and purchase) of the same security within 30 calendar days. Any profits realised on such short term trades will have to be surrendered either to any client affected by the trading pattern or to a charity selected by the Compliance Director.

WHEN YOU CAN NOT DEAL - PARTICULAR TYPES OF TRANSACTIONS:

By their nature certain types of transaction may give rise to particular conflicts of interest or may have a high risk of breaching "the client comes first principle". For these reasons such trades are prohibited or discouraged. The types of trades are:

   1.  SPECULATIVE TRADING:
       Employees must not engage in speculative dealing. When considering what is speculative, regard shall be had to the ability of the employee to settle as well as the nature of the investment made. The Compliance Department may require evidence from employees, prior to approving trades, to indicate that their resources are sufficient to settle trades they wish to undertake.

   2.  UNQUOTED AND ILLIQUIDS:
       As the illiquid nature of such stocks significantly increases the potential risk of conflict with the Group's investment activities, employees are discouraged from dealing in unquoted stocks or in those quoted on the Stock Exchange's new Alternative Investment Market ("AIM"). Special permission to deal in such stock may, in exceptional circumstances, be given by the Compliance Director who will consult an executive director of Foreign & Colonial Ventures to discuss any possible conflict before giving such permission. Employees must be aware that there may be significant delays before permission to realise holdings is given and they may, therefore, be forced to hold such stocks for periods longer than they wish.

   3.  NEW ISSUES:
       Employees are not permitted to participate in any new public issues unless it can be

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       proved, to the satisfaction of the Compliance Department, that the issue is genuinely open to all the public and that the potential allocations to the employee would not affect any proposed client orders. Employees are also reminded of the rules on short-term trading profits.

   4.  SHORT SALES:
       Employees may not undertake a short sale in any security.

   5.  CERTAIN OPTIONS TRANSACTIONS:
       Employees may not write (sell to open) options and futures contracts and they may not buy a put option on any security held in a client portfolio.

EXEMPT TRANSACTIONS

Employees may seek to be excluded from all or any part of these rules for a given situation. In doing so, employees must submit a full written explanation of the individual circumstances to the Compliance Director. Any exception requires the prior written authority of the Compliance Director.

Dealings in the following categories of investments are exempt from the provisions of the Employee Dealing Rules:

    - Existing regular payments to a saving scheme in Investment Trusts, or commencing/ceasing regular payments to a saving scheme in Investment Trusts outside the prohibited periods (Note: lump sum purchases through the PIP require Authorisation to Deal). This applies to F&C and non-F&C schemes;

    -  a "bed-and-breakfast" transaction at market value.

All employees should note that "Authorisation to Deal" must be sought for all New issues of shares or securities, Privatisation issues, starting PEPs where the employee chooses the stock, the Group's open-ended funds both on and offshore and transactions in profit sharing shares.

Consideration will be given on a case-by-case basis by the Compliance Director to excluding individual arrangements which have been established by or for employees where a third party has full discretion over the management of the portfolio. In such circumstances, the Compliance Department may seek additional assurances from the employee that they have no involvement in the management of such funds.

DEALING CLEARANCE

Before dealing, an employee must fill in an Authorisation to Deal form (APPENDIX 13) and seek the relevant approvals as detailed below.

   1. If the employee is an investment personnel they must obtain the signature of the head of the appropriate investment desk or his nominated deputy to indicate that deals in the proposed stock are not proposed in the next 7 calendar days. (i.e. for U.K. stocks from the U.K. Desk or German stocks from the European Desk). This clearance is only required for trades by investment personnel.

   2. For all employees, the form must then be submitted to the Compliance Director or his

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       nominated deputy. Prior to approval, the Compliance Director or his nominated deputy will check the restricted list.

   3. When approved by Compliance, the employee must submit the Authorisation to Deal Form to the Chief Dealer within 30 minutes for checking of customer order priority. Approval will only be given if no customer orders are held or have been executed that day. When approved, the deal may be executed.

DEALING THROUGH THE F&C GROUP DEALING DESK

With effect from 1 February 1997, employees of the Group are no longer permitted to make use of the Group Dealing Desk for personal account deals. All such deals must be placed with approved external brokers.

DEALING THROUGH AN APPROVED EXTERNAL BROKER

All personal account transactions must be placed through an approved external broker.

       PRE-APPROVAL OF BROKERS
       All employees wishing to use an external broker must, prior to any dealing, complete a letter to their broker in the form set out below and send a copy to the Compliance Department. Employees must note that this constitutes authorisation of the broker, not any particular transaction, which must subsequently be covered by an Authorisation to Deal Form. Employees must still comply with the prohibitions laid down and the "Dealing Clearance" procedures set out above in respect of individual transactions.

       SPECIAL ARRANGEMENTS FOR UK MARKET DEALS
       The Group has made special arrangements with UK broker, Charles Stanley, who will undertake UK market trades for F&C Group staff at preferential rates. Details of how to open an account with this broker may be obtained from Alan Line on the F&C Central Dealing Desk who is also willing to pass trade instructions on to Charles Stanley for F&C Group employees.

       If employees deal through Charles Stanley for U.K. trades, there is no need to seek pre-approval of this broker from Compliance. For all other brokers, employees must comply with the requirements set out above.

       FORM OF LETTER TO BE SENT TO OUTSIDE BROKERS BY EMPLOYEES WISHING TO DEAL IN SECURITIES FOR THEIR OWN ACCOUNT

       -----------------------------------------------------------------------
       To the Broking Firm

       Dear Sirs,

       In conformity with my conditions of employment I hereby irrevocably instruct you to send copies of all contract notes and advice notes for bargains executed by you on my behalf to:

       The Compliance Department
       Foreign & Colonial
       8th Floor
       Exchange House
       Primrose Street



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       London EC2A 2NY

       My employer also wishes me to advise you that:-

       a) on no account should I be given any credit or special terms by you beyond your normal arrangements;

       b) short sales are not permitted and in general dealings should not be of a speculative nature;

       c) in accepting these instructions you are authorised by the company to act on my behalf.

       I hereby authorise you to provide the company's Compliance Officer with any information which he may request regarding the operation of my account.

       Yours faithfully,

       A. N. Employee.
       ------------------------------------------------------------------------

       EXECUTING DEALS THROUGH EXTERNAL BROKERS
       Once all the required authorisations have been obtained, the employee is free to place the order with the approved external broker. No deal may be placed until all approvals have been obtained. The employee must issue instructions to their external broker within 30 minutes of the dealing desk clearance time. The approved Authorisation to Deal Form must be returned to the Compliance Department immediately.

DISCLOSURE OF PERSONAL HOLDINGS

To assist in the Compliance monitoring of employee transactions, all employees are required to disclose all personal securities holdings upon commencement of employment with a Group company and annually thereafter. The minimum level of information required is a listing of securities names. Employees may initially chose not to provide details of numbers of shares held or values though the Compliance Department reserve the right to request further information should the need arise.

ANNUAL CONFIRMATION OF COMPLIANCE WITH EMPLOYEE DEALING RULES

Once a year in May the Group Compliance Department will seek confirmation from employees that they have complied in full with the employee dealing rules in the previous 12 month period.

COMPLIANCE DEPARTMENT RESPONSIBILITIES

Compliance with these rules will be monitored by the Group Compliance Department. The Compliance Department will prepare summary reports of activity on a monthly basis and any departures from these procedures will be reported to the Executive Committee.

In view of the close working relationship with Massachusetts Financial Services ("MFS"), it is important to ensure that the sharing of investment information between our two firms does not lead to breaches of the spirit of the regulations. We have decided that no preclearance of

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proposed employee trades by the two Compliance Departments should be necessary initially but Foreign & Colonial and MFS Compliance Departments will exchange historic trade information on at least a quarterly basis to ensure that there is no pattern in employee trading which would indicate breaches of the spirit of the rules due to the exchange of investment information.

STOCK EXCHANGE CONTINUING OBLIGATIONS

Employees who are also Directors of any of the Group's Stock Exchange listed investment trusts are reminded that, in addition to obtaining Compliance clearance of transactions in the shares of the investment trust of which they are a Director, they must also notify Company Secretaries of any purchases and sales so that the necessary Stock Exchange notifications can be made.

ENFORCEMENT

A copy of these rules is given to every employee on commencement of employment, or on any amendment to the rules. Compliance with these rules forms part of the employee's contract of employment.

Any employee whose personal dealings breach the letter or spirit of these rules may, at the discretion of the Compliance Director, be prohibited from dealing on their own account and may be required to surrender any profits which resulted from the offending trading.

Any abuse or attempt to circumvent these rules will be considered as grounds for disciplinary action in accordance with the normal Group procedures. Failure to comply with the rules is a serious disciplinary offence and may result in dismissal.

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Issued:  January 1999